Encision Reports Second Quarter of Fiscal Year 2013 Results

BOULDER, Colo., Oct. 30, 2012 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, today announced financial results for its fiscal 2013 second quarter ended September 30, 2012.

The Company posted quarterly product revenue of $2.806 million and quarterly service revenue of $68 thousand for a quarterly net loss of $265 thousand, or $(0.03) per share. These results compare to product revenue of $2.830 million and service revenue of $437 thousand for a net loss of $469 thousand, or $(0.07) per share, in the year-ago quarter. Gross margin was 56 percent compared to 48 percent in the year-ago quarter. In the year-ago quarter, our margin was lower due to a one-time charge of $430 thousand for a voluntary recall of a certain electrode product. Also, the gross profit margin increase from the second quarter of fiscal year 2012 was due, partially, to an increase in gross margin of our disposable scissor inserts.

The Company posted six months product revenue of $5.611 million and six months service revenue of $364 thousand for a six months net loss of $254 thousand, or $(0.03) per share. These results compare to product revenue of $5.664 million and service revenue of $787 thousand for a net loss of $490 thousand, or $(0.04) per share, in the year-ago six months. Gross margin was 56 percent compared to 52 percent in the year-ago six months. In the year-ago six months, our margin was lower due to a one-time charge of $430 thousand for a voluntary recall of a certain electrode product.

"Although we were disappointed that we did not have product revenue growth for the second quarter, we made significant strides to position the company for future growth," said Fred Perner, President and CEO. "We had expected the decrease in service revenue. In our last quarter's earnings release we announced that, as a result of a project that was phased out by a strategic partner, and unless we obtained another strategic partner or further commitments from existing partners, we anticipated that future service revenue would be significantly reduced as compared to last fiscal year's service revenue."

"We continued to use financial resources that were obtained from the issuance of our common stock for sales, marketing, quality programs and product development initiatives to grow future revenue and profitability. During the quarter, in order to obtain broader sales coverage, we changed the composition of our sales management and regions. Also, we introduced quality enhancements to our product line, including an improved disposable foot-activated fixed-tip electrode and an enhanced disposable scissor, the e-Edge™ Scissor, which we began shipping in mid-September. Both of these products are pivotal to our recurring revenue strategy."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)
	September 30, 2012	March 31, 2012
ASSETS
Cash and cash equivalents	$ 558	$ 565
Accounts receivable, net	1,085	1,428
Inventories, net	2,472	2,489
Prepaid expenses	107	28
Total current assets	4,222	4,510
Equipment, net	1,654	1,619
Patents, net	276	273
Other assets	7	7
Total assets	$ 6,159	$ 6,409
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 728	$ 1,040
Accrued compensation	284	283
Other accrued liabilities	407	349
Total current liabilities	1,419	1,672
Common stock and additional paid-in capital	21,554	21,297
Accumulated (deficit)	(16,814)	(16,560)
Total shareholders' equity	4,740	4,737
Total liabilities and shareholders' equity	$ 6,159	$ 6,409

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)
	Three Months Ended		Six Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net revenue:
Product	$ 2,806	$ 2,830	$5,611	$ 5,664
Service	68	437	364	787
Total revenue	2,874	3,267	5,975	6,451
Cost of revenue:
Product	1,202	1,525	2,406	2,786
Service	60	176	208	320
Total cost of revenue	1,262	1,701	2,614	3,106
Gross profit	1,612	1,566	3,361	3,345
Operating expenses:
Sales and marketing	945	1,213	1,812	2,250
General and administrative	452	463	980	882
Research and development	478	342	820	673
Total operating expenses	1,875	2,018	3,612	3,805
Operating loss	(263)	(452)	(252)	(460)
Interest and other expense, net	(2)	(17)	(2)	(30)
Loss before provision for income taxes	(265)	(469)	(254)	(490)
Provision for income taxes	––	––	––	––
Net loss	$ (265)	$ (469)	$ (254)	$ (490)
Net loss per share—basic and diluted	$ (0.03)	$ (0.07)	$ (0.03)	$ (0.04)
Basic and diluted weighted average number of shares	8,210	6,455	8,189	6,455